Exhibit 5.1

[Letterhead of]

C R A V A T H ,  S W A I N E  &  M O  O R E  L L P

[New York Office]

February 16, 2021

Crown Castle International Corp.

$1,000,000,000 1.050% Senior Notes due 2026

$1,000,000,000 2.100% Senior Notes due 2031

$1,250,000,000 2.900% Senior Notes due 2041

Ladies and Gentlemen:

We have acted as counsel to Crown Castle International Corp., a Delaware corporation (the “Company”), in connection with the Prospectus Supplement, dated February 8, 2021 (the “Prospectus Supplement”), of the Company, filed with the Commission and relating to the issuance and sale by the Company of $1,000,000,000 aggregate principal amount of the Company’s 1.050% Senior Notes due 2026, $1,000,000,000 aggregate principal amount of the Company’s 2.100% Senior Notes due 2031 and $1,250,000,000 aggregate principal amount of the Company’s 2.900% Senior Notes due 2041 (collectively, the “Notes”). The Notes will be issued under the indenture dated as of February 11, 2019 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Fifth Supplemental Indenture dated as of February 16, 2021 (together with the Base Indenture, the “Indenture”), between the Company and the Trustee, in accordance with the Underwriting Agreement, dated February 8, 2021 (the “Underwriting Agreement”), among Barclays Capital Inc., BofA Securities, Inc., Citigroup Global Markets Inc., MUFG Securities Americas Inc. and RBC Capital Markets, LLC, as Representatives of the several Underwriters listed on Schedule I thereto (the “Underwriters”), and the Company.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Restated Certificate of Incorporation of the Company; (b) the Amended and Restated By-laws of the Company; (c) the resolutions adopted by the Board of Directors of the Company on February 16, 2017; (d) the resolutions adopted by unanimous written consent of the Board of Directors of the Company on February 3, 2021; (e) the Registration Statement; and (f) the Indenture and the forms of Notes included therein. As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy.

In rendering this opinion, we have assumed, with your consent and without independent investigation or verification, (a) the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies and (b) that the Indenture has been duly authorized, executed and delivered by, and represents a legal, valid and binding obligation of, the Trustee.

Based on the foregoing and subject to the qualifications set forth herein and subject to compliance with applicable state securities laws, we are of opinion that the Notes, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, and assuming due authentication of the Notes by the Trustee, will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

We are aware that we are referred to under the heading “Validity of the Notes” in the Prospectus Supplement. We hereby consent to such use of our name therein and to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on February 16, 2021, and to the incorporation by reference of this opinion into the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Crown Castle International Corp.

1220 Augusta Drive, Suite 600

Houston, Texas 77057-2261